EXHIBIT 99.1

Itron Announces Third Quarter 2025 Financial Results

LIBERTY LAKE, Wash., Oct. 30, 2025 (GLOBE NEWSWIRE) -- Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, announced today financial results for its third quarter ended September 30, 2025. Key results for the quarter include (compared with the third quarter of 2024):

  Revenue of $582 million, decreased 5%;
  GAAP net income attributable to Itron, Inc. of $66 million, decreased $12 million;
  GAAP diluted earnings per share of $1.41, decreased $0.29 per share;
  Non-GAAP diluted EPS of $1.54, decreased $0.30 per share;
  Adjusted EBITDA of $97 million, increased 10%; and
  Free cash flow of $113 million, increased $55 million.

"Itron delivered third quarter results with record margin, profitability, and cash flow," said Tom Deitrich, Itron’s president and CEO. "Our customers are confronting a dramatic increase in complexity and uncertainty, and as reflected in our results, they are actively deploying advanced technology to address these challenges. Itron’s Grid Edge Intelligence solutions are designed to solve dynamic problems in a rapidly changing world. Increased infrastructure agility enables utilities and municipalities to provide improved quality of service and safety."

Summary of Third Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue
Total third quarter revenue of $582 million compared to $615 million in the prior year. The decrease was driven primarily by portfolio optimization and the timing of project deployments.

Device Solutions revenue decreased 16%, or 19% in constant currency, due to lower legacy electricity product sales related to portfolio optimization in EMEA and lower North American water volumes.

Networked Solutions revenue decreased 6% due to the timing of project deployments.

Outcomes revenue increased 11%, or 10% in constant currency, due to increased recurring revenue.

Gross Margin
Itron's third quarter gross margin of 37.7% increased 360 basis points from the prior year due to customer and product mix.

Operating Expenses and Operating Income
GAAP operating expenses of $138 million increased $2 million from the prior year. Non-GAAP operating expenses of $130 million were unchanged from the prior year.

GAAP operating income of $82 million was $8 million higher than the prior year and non-GAAP operating income of $89 million was $10 million higher than the prior year. Both increases were due to higher gross profit.

Net Income and Earnings per Share
Net income attributable to Itron, Inc. for the quarter was $66 million, or $1.41 per diluted share, compared with net income attributable to Itron, Inc. of $78 million, or $1.70 per diluted share in 2024. The decrease was driven by higher GAAP income tax expense, partially offset by higher GAAP operating income. Prior year income tax expense benefited from a favorable resolution of a foreign tax audit.

Non-GAAP net income attributable to Itron, Inc., which excludes the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, strategic initiative expense, acquisition and integration related expenses, and the tax effect of excluding these expenses, was $72 million, or $1.54 per diluted share, compared with $84 million, or $1.84 per diluted share, in 2024. The decrease was driven by higher Non-GAAP income tax expense, partially offset by higher non-GAAP operating income. Prior year income tax expense benefited from a favorable resolution of a foreign tax audit.

Cash Flow
Net cash provided by operating activities was $118 million in the third quarter compared with $65 million in the prior year. Free cash flow was $113 million in the third quarter compared with $59 million in the prior year. The increase in free cash flow was primarily due to improved working capital, decreased tax payments, and higher earnings.

Other Measures

Total backlog at quarter end was $4.3 billion compared with $4.0 billion in the prior year. Bookings in the quarter totaled $380 million.

Q4 2025 Outlook and Full Year 2025 Outlook Update

Outlook for the fourth quarter of 2025 is as follows:

  Revenue between $555 and $565 million
  Non-GAAP diluted EPS between $2.15 and $2.25

Itron's outlook for the full year 2025 has been updated as follows:

  Revenue between $2.35 to $2.36 billion
  Non-GAAP diluted EPS between $6.84 to $6.94

Urbint, Inc. Acquisition
Itron, Inc. announced on October 6, 2025, the signing of a definitive agreement to acquire Urbint, Inc., a privately held software company based in Miami, Florida. The purchase price for the acquisition is $325 million and will be funded through cash on hand. The transaction is expected to close during the fourth quarter of 2025.

Earnings Conference Call
Itron will host a conference call to discuss the financial results contained in this release at 10 a.m. EDT on October 30, 2025. Interested parties may listen to the conference call on a live webcast. The webcast, along with a supplemental presentation, may be accessed from the company’s website at
https://investors.itron.com/events-presentations. Participants should access the webcast 10 minutes prior to the start of the call. A webcast replay of the conference call will be available through Nov. 6, 2025 and may be accessed on the company's website at https://investors.itron.com/events-presentations.

About Itron
Itron is transforming how the world manages energy, water and city services. Our trusted intelligent infrastructure solutions help utilities and cities improve efficiency, build resilience and deliver safe, reliable and affordable service. With edge intelligence, we connect people, data insights and devices so communities can better manage the essential resources they rely on to live and thrive. Join us as we create a more resourceful world: www.itron.com

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements
This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plans, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws, regulations, tariffs, sanctions, trade policies and retaliatory responses, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including without limitation those resulting from extraordinary events or circumstances and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our Annual Report on Form 10-K for the year ended Dec 31, 2024 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information
To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP), we use certain adjusted or non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share (EPS), adjusted EBITDA, free cash flow, and constant currency. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. When providing future outlooks and/or earnings guidance, a reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring related expenses and their related tax effects without unreasonable effort. These costs are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

For additional information, contact:

Itron, Inc.

Paul Vincent
Vice President, Investor Relations
(512) 560-1172

David Means
Director, Investor Relations
(737) 242-8448
Investors@itron.com

Itron, Inc.

  LinkedIn: https://www.linkedin.com/company/itroninc
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  Newsroom: https://itron.com/newsroom
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ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Product revenues	$494,323	$538,249	$1,534,648	$1,598,978
Service revenues	87,302	77,213	260,889	228,995
Total revenues	581,625	615,462	1,795,537	1,827,973
Cost of revenues
Product cost of revenues	319,238	362,579	1,003,074	1,076,033
Service cost of revenues	42,842	43,285	132,081	126,503
Total cost of revenues	362,080	405,864	1,135,155	1,202,536
Gross profit	219,545	209,598	660,382	625,437

Operating expenses
Sales, general and administrative	83,139	79,639	257,665	254,023
Research and development	50,032	51,237	153,932	156,691
Amortization of intangible assets	4,403	4,814	13,425	13,311
Restructuring	188	(723)	872	(624)
Loss on sale of business	—	698	79	656
Total operating expenses	137,762	135,665	425,973	424,057

Operating income	81,783	73,933	234,409	201,380
Other income (expense)
Interest income	13,569	13,420	37,582	22,394
Interest expense	(5,647)	(5,605)	(16,888)	(9,788)
Other income (expense), net	996	677	1,359	695
Total other income (expense)	8,918	8,492	22,053	13,301

Income before income taxes	90,701	82,425	256,462	214,681
Income tax provision	(24,478)	(3,515)	(56,137)	(32,124)
Net income	66,223	78,910	200,325	182,557
Net income attributable to noncontrolling interests	610	951	898	1,559
Net income attributable to Itron, Inc.	$65,613	$77,959	$199,427	$180,998

Net income per common share - Basic	$1.43	$1.73	$4.38	$3.98
Net income per common share - Diluted	$1.41	$1.70	$4.30	$3.91

Weighted average common shares outstanding - Basic	45,746	44,982	45,574	45,458
Weighted average common shares outstanding - Diluted	46,660	45,839	46,405	46,239

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Product revenues
Device Solutions	$103,097	$122,119	$340,423	$365,956
Networked Solutions	365,378	390,201	1,119,381	1,158,857
Outcomes	25,848	25,929	74,844	74,165
Total Company	$494,323	$538,249	$1,534,648	$1,598,978

Service revenues
Device Solutions	$525	$619	$1,830	$2,084
Networked Solutions	28,324	26,512	85,987	78,076
Outcomes	58,453	50,082	173,072	148,835
Total Company	$87,302	$77,213	$260,889	$228,995

Total revenues
Device Solutions	$103,622	$122,738	$342,253	$368,040
Networked Solutions	393,702	416,713	1,205,368	1,236,933
Outcomes	84,301	76,011	247,916	223,000
Total Company	$581,625	$615,462	$1,795,537	$1,827,973

Gross profit
Device Solutions	$32,007	$33,342	$103,351	$94,637
Networked Solutions	154,761	149,648	460,718	452,830
Outcomes	32,777	26,608	96,313	77,970
Total Company	$219,545	$209,598	$660,382	$625,437

Operating income
Device Solutions	$24,875	$26,485	$80,800	$71,913
Networked Solutions	121,880	115,231	358,988	349,353
Outcomes	16,806	11,186	46,823	30,928
Corporate unallocated	(81,778)	(78,969)	(252,202)	(250,814)
Total Company	$81,783	$73,933	$234,409	$201,380

Total Gross Margin	37.7%	34.1%	36.8%	34.2%

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,331,944	$1,051,237
Accounts receivable, net	369,511	350,473
Inventories	255,278	270,725
Other current assets	187,298	143,457
Total current assets	2,144,031	1,815,892

Property, plant, and equipment, net	111,989	115,428
Deferred tax assets, net	259,962	310,280
Other long-term assets	44,212	41,827
Operating lease right-of-use assets, net	32,742	28,957
Intangible assets, net	30,003	43,109
Goodwill	1,087,822	1,052,130
Total assets	$3,710,761	$3,407,623

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$145,321	$144,929
Other current liabilities	59,712	61,241
Wages and benefits payable	110,462	137,384
Taxes payable	15,868	19,689
Current portion of debt, net	458,928	—
Current portion of warranty	12,867	14,302
Unearned revenue	184,216	150,720
Total current liabilities	987,374	528,265

Long-term debt, net	787,906	1,242,424
Long-term warranty	7,362	7,839
Pension benefit obligation	65,733	59,537
Deferred tax liabilities, net	808	565
Operating lease liabilities	22,890	25,350
Other long-term obligations	125,270	132,215
Total liabilities	1,997,343	1,996,195

Equity
Common stock	1,745,986	1,689,835
Accumulated other comprehensive loss, net	(62,908)	(109,931)
Retained earnings (accumulated deficit)	10,123	(189,304)
Total Itron, Inc. shareholders' equity	1,693,201	1,390,600
Noncontrolling interests	20,217	20,828
Total equity	1,713,418	1,411,428
Total liabilities and equity	$3,710,761	$3,407,623

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Nine Months Ended September 30,
	2025	2024
Operating activities
Net income	$200,325	$182,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	36,221	40,979
Non-cash operating lease expense	8,856	11,481
Stock-based compensation	47,819	32,067
Amortization of prepaid debt fees	5,401	3,669
Deferred taxes, net	48,860	(17,509)
Loss on sale of business	79	656
Restructuring, non-cash	(25)	(171)
Other adjustments, net	(531)	(838)
Changes in operating assets and liabilities, net of acquisition and sale of business:
Accounts receivable	(12,127)	(31,169)
Inventories	19,828	5,532
Other current assets	(40,295)	4,102
Other long-term assets	6,918	(1,391)
Accounts payable, other current liabilities, and taxes payable	(5,959)	(39,054)
Wages and benefits payable	(30,801)	(18,010)
Unearned revenue	34,320	33,453
Warranty	(2,404)	(476)
Restructuring	(16,445)	(19,816)
Other operating, net	(13,409)	(27,736)
Net cash provided by operating activities	286,631	158,326

Investing activities
Net proceeds related to the sale of business	278	405
Acquisitions of property, plant, and equipment	(15,077)	(20,878)
Business acquisitions, net of cash and cash equivalents acquired	—	(34,126)
Other investing, net	(1,995)	212
Net cash used in investing activities	(16,794)	(54,387)

Financing activities
Proceeds from borrowings	—	805,000
Issuance of common stock	6,332	4,317
Payments on call spread for convertible offering	—	(108,997)
Repurchase of common stock	—	(100,000)
Prepaid debt fees	(2,207)	(21,617)
Other financing, net	(2,288)	(2,618)
Net cash provided by financing activities	1,837	576,085

Effect of foreign exchange rate changes on cash and cash equivalents	9,033	434
Increase in cash and cash equivalents	280,707	680,458
Cash and cash equivalents at beginning of period	1,051,237	302,049
Cash and cash equivalents at end of period	$1,331,944	$982,507

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For a reconciliation of each non-GAAP measure to the most comparable financial measure prepared and presented in accordance with GAAP, please see the table captioned Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as restructuring, loss on sale of business, strategic initiative expenses, or acquisition and integration related expenses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative expenses, and acquisition and integration related expenses. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative expenses, and acquisition and integration related expenses. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are not related to our core operating results. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, restructuring, loss on sale of business, strategic initiative expenses, acquisition and integration related expenses, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by diluted weighted-average shares outstanding during the period calculated on a GAAP basis and then reduced to reflect any anti-dilutive impact of the convertible notes hedge transactions. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in Accounting Standards Codification (ASC) 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, loss on sale of business, strategic initiative expenses, acquisition and integration related expenses, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts in the reconciliation.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The tables below reconcile the non-GAAP financial measures of operating expenses, operating income, net income, diluted EPS, adjusted EBITDA, and free cash flow with the most directly comparable GAAP financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except per share data)
TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$137,762	$135,665	$425,973	$424,057
Amortization of intangible assets	(4,403)	(4,814)	(13,425)	(13,311)
Restructuring	(188)	723	(872)	624
Loss on sale of business	—	(698)	(79)	(656)
Strategic initiative	(1,566)	—	(1,566)	—
Acquisition and integration	(1,286)	(248)	(1,370)	(656)
Non-GAAP operating expenses	$130,319	$130,628	$408,661	$410,058

NON-GAAP OPERATING INCOME
GAAP operating income	$81,783	$73,933	$234,409	$201,380
Amortization of intangible assets	4,403	4,814	13,425	13,311
Restructuring	188	(723)	872	(624)
Loss on sale of business	—	698	79	656
Strategic initiative	1,566	—	1,566	—
Acquisition and integration	1,286	248	1,370	656
Non-GAAP operating income	$89,226	$78,970	$251,721	$215,379

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income attributable to Itron, Inc.	$65,613	$77,959	$199,427	$180,998
Amortization of intangible assets	4,403	4,814	13,425	13,311
Amortization of debt placement fees	1,777	1,759	5,271	3,538
Restructuring	188	(723)	872	(624)
Loss on sale of business	—	698	79	656
Strategic initiative	1,566	—	1,566	—
Acquisition and integration	1,286	248	1,370	656
Income tax effect of non-GAAP adjustments	(3,021)	(504)	(4,974)	(891)
Non-GAAP net income attributable to Itron, Inc.	$71,812	$84,251	$217,036	$197,644

Non-GAAP diluted EPS	$1.54	$1.84	$4.68	$4.27

GAAP weighted average common shares outstanding - Diluted	46,660	45,839	46,405	46,239
Effect of call option transaction - 2021 Notes	(34)	—	(11)	—
Non-GAAP weighted average common shares outstanding - Diluted	46,626	45,839	46,394	46,239

ADJUSTED EBITDA
GAAP net income attributable to Itron, Inc.	$65,613	$77,959	$199,427	$180,998
Interest income	(13,569)	(13,420)	(37,582)	(22,394)
Interest expense	5,647	5,605	16,888	9,788
Income tax provision	24,478	3,515	56,137	32,124
Depreciation and amortization	12,039	14,716	36,221	40,979
Restructuring	188	(723)	872	(624)
Loss on sale of business	—	698	79	656
Strategic initiative	1,566	—	1,566	—
Acquisition and integration	1,286	248	1,370	656
Adjusted EBITDA	$97,248	$88,598	$274,978	$242,183

FREE CASH FLOW
Net cash provided by operating activities	$117,829	$65,301	$286,631	$158,326
Acquisitions of property, plant, and equipment	(4,421)	(6,623)	(15,077)	(20,878)
Free Cash Flow	$113,408	$58,678	$271,554	$137,448